Exhibit 10.26

FIFTH CONSENT AND MODIFICATION UNDER Loan and Security Agreement

This Fifth Consent and Modification under Loan and Security Agreement (this “Agreement”), dated as of May 14, 2020 (the “Effective Date”), is among Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), Meredian, Inc., a Georgia corporation (“Meredian”), Meredian Bioplastics, Inc., a Georgia corporation (“Meredian Bioplastics”), Danimer Scientific, L.L.C., a Georgia limited liability company (“Danimer Scientific”), Danimer Bioplastics, INC., a Georgia corporation (“Danimer Bioplastics”), Danimer Scientific Kentucky, INC., a Delaware corporation (“Danimer Kentucky”; together with Danimer Holdings, Meredian, Inc., Meredian Bioplastics, Danimer Scientific, Danimer Bioplastics and with any other Person that at any time after the date hereof becomes a Borrower, each a “Borrower” and collectively, “Borrowers”), the Subsidiaries of Meredian Holdings Group, Inc., a Georgia corporation (“Parent”) and Borrowers from time to time party hereto as Guarantors; the several entities party hereto as Lenders and White Oak Global Advisors, LLC, a Delaware limited liability company, as administrative agent (“Administrative Agent”).

Recitals:

A. Borrowers, the Affiliates of Borrowers from time to time party thereto as Guarantors, the entities from time to time party thereto as Lenders and Administrative Agent are party to that certain Loan and Security Agreement, dated as of March 13, 2019, as amended by that certain Consent and Modification under Loan and Security Agreement dated as of November 5, 2019, as amended by that certain Consent and Modification under Loan and Security Agreement dated as of December 18, 2019, as amended by that certain Consent and Modification under Loan and Security Agreement dated as of January 23, 2020, as amended by that certain Consent and Modification under Loan and Security Agreement dated as of March 27, 2020 (the “Fourth Modification Agreement”) (as so amended, the “Existing Loan Agreement”, as the same is further amended pursuant to this Agreement and as it may be further amended, supplemented and/or otherwise modified from time to time, the “Loan Agreement”).

B. Pursuant to Section 7.13 of the Loan Agreement, Borrowers may not permit Parent to incur any liabilities, other than those specifically provided for in such section. Borrowers have requested that Lenders consent to Parent’s entering into that certain Paycheck Protection Program Promissory Note dated as of April 18, 2020 (the “Parent PPP Loan Note”) by and between Parent and Truist Bank in the maximum principal amount of $1,776,000, whereby Parent will incur indebtedness for the purposes stated therein (the “Parent PPP Loan”), in form and substance satisfactory to Administrative Agent in its discretion.

C. Borrowers have requested that Administrative Agent and the Lenders (a) consent to the Parent PPP Loan, (b) consent to the Intercompany Forgivable PPP Loan (as defined herein), and (c) amend certain provisions of the Existing Loan Agreement as provided herein, on and subject to the terms and conditions set forth herein. Administrative Agent, on behalf of and at the direction of Lenders, is willing to agree to the requests of Borrowers, but only on the terms and conditions set forth herein.

Agreement:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, the parties hereby covenant and agree as follows:

1. Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each capitalized term used herein (including in the Recitals hereof) that is defined in the Loan Agreement shall have the meaning assigned to such term in the Loan Agreement.

(b) Each reference to “this Agreement,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Loan Agreement, and each reference to “the Loan Agreement” and each other similar reference in the other Loan Documents, shall from and after the date of this Agreement, refer to the Loan Agreement, as amended hereby. This Agreement is a Loan Document.

(c) The rules of interpretation set forth in Section 1.02 of the Loan Agreement shall be applicable to this Agreement, mutatis mutandis.

2. Acknowledgments of Obligations and Related Matters.

(a) Acknowledgment of Obligations. Borrowers hereby acknowledge, confirm and agree that Borrowers are, jointly and severally, unconditionally indebted to Administrative Agent and Lenders as of the close of business on May 6, 2020, in respect of the Loans and all other Obligations in the aggregate principal amount of not less than $28,125,000, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrowers to Administrative Agent and Lenders pursuant to the Loan Agreement and the other Loan Documents, all of which are unconditionally owing by Borrowers to Administrative Agent and Lenders pursuant to the Loan Documents, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests. Borrowers hereby acknowledge, confirm and agree that Administrative Agent and Lenders have, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrowers to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents or otherwise granted to or held by Administrative Agent.

(c) Binding Effect of Loan Documents. Borrowers hereby acknowledge, confirm and agree that: (i) each of the Loan Documents to which any Borrower is a party has been duly executed and delivered to Administrative Agent and Lenders by such Borrower and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrowers contained in such Loan Documents to which any Borrower is a party and in this Agreement constitute the legal, valid and binding Obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrowers have no valid defense to the enforcement of such Obligations, and (iii) Administrative Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

3. Modifications to the Loan Agreement. Upon the effectiveness of this Agreement in accordance with the provisions hereof and notwithstanding anything to the contrary contained in the Existing Loan Agreement or the Loan Documents:

(a)  Modification to Section 1.01 of the Existing Loan Agreement to Add Certain New Defined Terms. Section 1.01 of the Existing Loan Agreement is hereby modified as of the Effective Date of this Agreement to add the following new defined terms therein in alphabetical order:

“Fifth Modification Agreement” means that certain Fifth Consent and Modification Agreement dated as of May 14, 2020, as amended, restated, renewed, supplemented or otherwise modified from time to time.

“Intercompany Forgivable PPP Loan” means the loan dated on or about the date of the Fifth Modification Agreement from Parent to Danimer Holdings, to be funded in one or more draws upon the request of Danimer Holdings and which will be reflected by updating the outstanding principal amount under the note evidencing the Intercompany Forgivable PPP Loan at the time of each such funding, but which in the aggregate shall not exceed the original amount of the Parent PPP Loan, on substantially the same terms and conditions of the Parent PPP Loan, including, without limitation, a fixed interest rate of 1.00% per annum and forgiveness of the principal balance in accordance with the PPP Program (but having different loan parties and a potentially different aggregate principal amount than the Parent PPP Loan); provided, however, that the outstanding principal amount on the Intercompany Forgivable PPP Loan shall be forgiven in an amount equal to the percentage of the outstanding principal amount forgiven by the lender under the Parent PPP Loan immediately upon such forgiveness of principal under the Parent PPP Loan.

“PPP Loan Expense Certificate” means a certificate substantially in the form of Exhibit B-1.

“PPP Program” means the Paycheck Protection Program under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Parent PPP Loan” has the meaning ascribed thereto in the Fifth Modification Agreement.

“Parent PPP Loan Account” has the meaning ascribed thereto in Section 6.22.

“Parent PPP Loan Forgiveness Date” means the earliest date upon which the principal balance of the Parent PPP Loan, or any portion thereof, is forgiven in accordance with the PPP Program.

“Parent PPP Loan Note” has the meaning ascribed thereto in the Fifth Modification Agreement.

(b) Modification of Certain Defined Terms Under Section 1.01 of the Existing Loan Agreement. Section 1.01 of the Existing Loan Agreement is hereby modified as of the Effective Date of this Agreement to amend and restate in their entirety the following defined terms contained therein to read as follows:

“Consolidated Adjusted EBITDA” means, as of any date of determination, for any period, for Loan Parties and their Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) Consolidated Net Income; plus (b) Consolidated Interest Expense (net of interest income) to the extent included in the determination of such Consolidated Net Income; plus (c) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (d) all accrued taxes on or measured by income, but in each case only to the extent included in the determination of such Consolidated Net Income. For the avoidance of doubt, any effect on Consolidated Adjusted EBITDA resulting from the Intercompany Forgivable PPP Loan shall not be included in any calculation of Consolidated Adjusted EBITDA.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, subject to Section 1.02(f), the ratio of: (a) the sum of (i) Consolidated Senior Debt as of such date and (ii) after the Parent PPP Loan Forgiveness Date, the outstanding principal balance of the Intercompany Forgivable PPP Loan as of such date; to (b) Consolidated Adjusted EBITDA for the period consisting of the four consecutive Fiscal Quarters ending on such date, except that with respect to the determination of Consolidated Senior Leverage Ratio, Consolidated Adjusted EBITDA for the individual Fiscal Quarters ended June 30, 2018, September 30, 2018, and December 31, 2018, will be deemed to be $1,986,302.28, $838,447.65, and $3,190,123.07, respectively.

(c) Modification to Article VI of the Existing Loan Agreement. Article VI of the Existing Loan Agreement is hereby amended by adding the following new section to such Article:

“Section 6.22. Parent PPP Loan.

(a) Parent shall (i) establish a deposit account with Truist Bank, a North Carolina banking corporation for the sole purpose of administering the Parent PPP Loan (the “Parent PPP Loan Account”), (ii) ensure that at all times the funds on deposit in the Parent PPP Loan Account are limited solely to the proceeds of the Parent PPP Loan, (iii) promptly following the final disbursement of the Parent PPP Loan proceeds from the Parent PPP Loan Account, provide evidence satisfactory to Administrative Agent that the Parent PPP Loan Account has been closed and (iv) reduce any amounts owed by the Loan Parties with respect to the Management Services Agreement dollar-for-dollar by the amount of the Parent PPP Loan not otherwise funded to Danimer Holdings pursuant to the Intercompany Forgivable PPP Loan.

(b) Until the payment in full whether by forgiveness or otherwise of the Parent PPP Loan, commencing May 20, 2020 and continuing every other week on Wednesdays thereafter, Loan Parties shall provide Administrative Agent with the PPP Loan Expense Certificate for the immediately preceding two-week period.

(c) Until the payment in full whether by forgiveness or otherwise of the Parent PPP Loan, as soon as available, but in any event within thirty (30) days after the end of each Fiscal Month, Loan Parties shall provide Administrative Agent with (i) account statements for the Parent PPP Loan Account, and (ii) such other information as Administrative Agent may reasonably require from time to time, including without limitation, all certificates, instruments and other documents provided to Truist Bank.

(d) Promptly upon the filing thereof, Loan Parties shall provide Administrative Agent with copies of any applications or other documents submitted in connection with the forgiveness of the Parent PPP Loan.

(e) Promptly upon receipt thereof by Parent, Loan Parties shall provide Administrative Agent with copies of all notices received in connection with the Parent PPP Loan.”

(d) Modification to Section 7.03 of the Existing Loan Agreement. Section 7.03 of the Existing Loan Agreement is hereby amended as of the Effective Date of this Agreement by adding the following new subsection (m):

“(m) The Intercompany Forgivable PPP Loan to Danimer Holdings, with fundings thereunder from time to time for the purpose of funding payroll costs of Danimer Holdings and the other Borrowers.”

(e)  Modification to Section 7.04(c) of the Existing Loan Agreement. Section 7.04(c) of the Existing Loan Agreement is hereby amended and restated as of the Effective Date of this Agreement, in its entirety to read as follows:

“(c) Make any voluntary, optional payment or prepayment on account of, or optional redemption or acquisition for value of any portion of, any Debt for borrowed money (other than that arising under: (i) the Loan Documents in accordance with the provisions thereof, (ii) prepayments under the Intercompany Forgivable PPP Loan by virtue of the forgiveness of any principal balance owed thereunder, and (iii) corporate credit cards to the extent such Debt is otherwise permitted under Section 7.03).”

(f) Modification to Section 7.06 of the Existing Loan Agreement. Section 7.06 of the Existing Loan Agreement is hereby amended and restated as of the Effective Date of this Agreement, in its entirety to read as follows:

“Section 7.06. Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that: (a) each Subsidiary may make Restricted Payments to Loan Parties and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to Loan Parties and to any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests); (b) Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; (c) Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests or warrants or options to acquire any such common Equity Interests (i) with the proceeds received from the substantially concurrent issue of new common Equity Interests or (ii) from service providers at cost upon termination of employment or service; (d) as a one-time accommodation to Loan Parties, on the Effective Date, Danimer Holdings may declare and make a cash dividend payment to Parent in order to payoff Parent’s existing Debt owing to the specific parties and in the amounts set forth on Schedule 5.08; (e) so long as no Default exists or would result therefrom and Loan Parties have reasonably sufficient working capital to pay their debts as they come due, Loan Parties and each Subsidiary may make regularly scheduled principal and interest payments under the Intercompany Forgivable PPP Loan; and (f) so long as a Loan Party is a “pass-through” tax entity for United States federal income tax purposes and so long as no Default exists and Loan Parties have sufficient working capital to pay their debts as they come due, cash distributions paid by Loan Parties to the holders of Equity Interests in Loan Parties in an aggregate amount equal to such holders’ of Equity Interests actual federal and state income tax liability for such taxable year (or portion thereof) attributable to such Loan Parties taxable income, provided that (i) as a condition precedent to any such payment, Administrative Loan Party shall deliver to Administrative Agent a letter from its tax accountants, in form and substance satisfactory to Administrative Agent, detailing the amount necessary to be applied to such holders of Equity Interests tax liabilities, which letter may relate to the estimated tax payments for the next succeeding four quarters, (ii) such payment or distribution shall be limited to the amounts specified in said letter, and (iii) after any redetermination of such Loan Party’s taxable income for such period, such Loan Party shall receive from each of its holders of Equity Interests a repayment of the aggregate amount (if any) by which any such distribution exceeded the allocable amount of such holders of Equity Interests actual tax liability. Notwithstanding the foregoing, subject to any Change of Control that might occur by virtue thereof, nothing else contained herein shall restrict holders of securities convertible into Equity Interests of Loan Parties from converting such convertible securities into Equity Interests of Loan Parties pursuant to the terms applicable to such convertible securities.”

(g) Modification to Section 7.13 of the Existing Loan Agreement. Section 7.13 of the Existing Loan Agreement is hereby amended and restated as of the Effective Date of this Agreement, in its entirety to read as follows:

“Section 7.13. Parent as Holding Company.

Permit Parent to (a) incur any liabilities, other than (i) liabilities under the Loan Documents, (ii) liabilities under the Subordinated Advantage Loan Documents, (iii) tax liabilities in the ordinary course of business, (iv) Parent Subordinated Debt, (v) liabilities under the Disbursement Agreement, (vi) the Parent PPP Loan, and (vii) corporate, administrative and operating expenses in the ordinary course of business, including, but not limited to, such expenses inherent in providing the services to Loan Parties contemplated under the Management Services Agreement, (b) own or acquire any assets, other than (i) the Equity Interests of Parent (by way of repurchase) or any Loan Party, (ii) the Equity Interests of QALICB, (iii) cash and Cash Equivalents, (iv) hold a leasehold interest in any Facility, including as lessee or sublessor, or (c) engage in any trade or business, other than (i) owning the Equity Interests of Loan Parties and activities incidental thereto, (ii) owning the Equity Interests of QALICB and activities incidental thereto, (iii) acting as a Guarantor and granting to Administrative Agent, a Lien on certain Collateral, (iv) being the employer of executive officers of Parent and/or Loan Parties under executive officer employment agreements and (v) providing services under the Management Services Agreement.”

(h) Modification to Article VII of the Existing Loan Agreement. Article VII of the Existing Loan Agreement is hereby amended by adding the following new section to such Article:

“Section 7.14. Parent PPP Loan.

Suffer Parent to (a) amend or modify the Parent PPP Loan Note, application or documents in connection with the Parent PPP Loan which expand the obligations of Parent or are otherwise adverse to the Lenders, or (b) fail to comply with any obligation or other agreement under the Parent PPP Loan.”

(i) Addition of Exhibit B-1. The Existing Loan Agreement is hereby amended by adding Exhibit B-1 attached hereto as the new Exhibit B-1 under the Loan Agreement.

4.  Consents.

(a) Subject to the satisfaction of the conditions precedent set forth in Section 7 hereof and pursuant to Section 7.13 of the Loan Agreement, Administrative Agent consents, on behalf of itself and the Lenders, to Parent entering into (i) the Parent PPP Loan and (ii) the Intercompany Forgivable PPP Loan.

(b) Except as expressly set forth in this Agreement, the foregoing consent shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Loan Agreement or any other Loan Document, or (b) a waiver, release or limitation upon the exercise by Administrative Agent or any Lender of any of its rights, legal or equitable, thereunder.

5. Reserved.

6. Representations and Warranties. Each Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:

(a) No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Existing Loan Agreement contemplated hereby).

(b) The execution, delivery and performance by each Loan Party of this Agreement has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person other than such as have been obtained or made and are in full force and effect.

(c) On and as of the date of this Agreement, all representations and warranties of each Loan Party contained in the Loan Agreement and in each other Loan Document are true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier or specified date, in which case they are true and correct in all material respects as of such earlier or specified date).

(d) The representations and warranties in Parent’s application for the Parent PPP Loan, the Parent PPP Loan Note and any other documents or agreements executed or delivered in connection therewith are true and correct in all material respects.

7. Conditions of Effectiveness.

(a) The Agreement shall become effective as of the Effective Date of this Agreement upon the satisfaction of all of the following conditions:

(i) Borrowers shall have delivered to Administrative Agent an original (or executed faxed or electronic copy) of this Agreement, duly executed by each of the Loan Parties;

(ii) Borrowers shall have delivered to Administrative Agent a fully executed copy of the Parent PPP Loan Note, the application submitted in connection with the Parent PPP Loan and any other documents or instruments executed or delivered in connection therewith and the same shall be in full force and effect, and shall be satisfactory in all respects to Administrative Agent;

(iii) Administrative Agent shall have received evidence of the first Intercompany Forgivable PPP Loan, in form and substance satisfactory to Administrative Agent, provided that Borrowers shall deliver to the Administrative Agent evidence of each subsequent Intercompany Forgivable PPP Loan promptly following the execution and delivery of such loan;

(iv) Administrative Agent shall have received a PPP Loan Expense Certificate for the period prior to the date hereof;

(v) each of the representations and warranties contained in Section 6 of this Agreement shall be true, correct and accurate as of the date of this Agreement; and

(vi) the receipt by Administrative Agent of the payment, in immediately available funds, of all reasonable out-of-pocket fees, costs, charges and expenses incurred by Administrative Agent in connection with the preparation, execution and delivery of this Agreement or any of the transactions arising hereunder or otherwise related hereto or referred to herein, including any actual out-of-pocket costs, expenses, charges or expenses of Administrative Agent and the reasonable fees, charges and disbursements of counsel for Administrative Agent.

(b) The parties hereto specifically acknowledge and agree that: (i) the execution and delivery of this Agreement shall not be deemed to create a course of dealing or otherwise obligate Administrative Agent or Lenders to execute similar agreements under the same, similar or different circumstances in the future; and (ii) neither Administrative Agent nor any Lender has any obligation to further amend provisions of, or waive compliance with or consent to a departure from the requirements of, the Existing Loan Agreement or any of the other Loan Documents. Except as expressly amended pursuant hereto, the Existing Loan Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects, and the Collateral described in the Loan Documents shall continue to secure the Obligations. Each of the Guarantors party hereto: (i) specifically consents to the terms of this Agreement; (ii) reaffirms its obligations under its Guaranty and under all other Loan Documents to which it is a party; (iii) reaffirms the waivers of each and every one of the defenses to such obligations as set forth in such Guaranty and each such other Loan Document; and (iv) reaffirms that its obligations under such Guaranty and each such other Loan Document are separate and distinct from the obligations of any other party under the Loan Documents.

8. General Release. On and as of the Effective Date of this Agreement and in consideration of the agreements set forth herein, Parent and each Loan Party which is a party hereto, on behalf of itself and its successors and assigns, does hereby: (a) release, acquit and forever discharge Administrative Agent and each Lender, all of Administrative Agent’s and each Lender’s predecessors-in-interest, and all of Administrative Agent’s and each Lender’s past and present officers, directors, managers, members, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated (each of the foregoing, a “Claim”), each as though fully set forth herein at length, that any Borrower, any Loan Party or any of their respective successors or assigns now has or may have as of the Effective Date of this Agreement in any way arising out of, connected with or related to any or all of the transactions contemplated by the Loan Documents (including this Agreement) or any of them or any provision or failure to provide credit or other accommodations to any Borrower or any other Person under the Loan Documents (including this Agreement) or any of them or any other agreement, document or instrument referred to, or otherwise related to, any or all of the Loan Documents (including this Agreement) or any of them (each, a “Released Claim”); and (b) specifically acknowledge and agree that: (i) none of the provisions of the release contained in Section 6(a) above (the “General Release”) shall be construed as or constitute an admission of any liability on the part of Administrative Agent or Lenders (or any of them); (ii) the provisions of the General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of the General Release shall subject it to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

9. General Provisions.

(a) Parent and the Loan Parties hereby acknowledge that they did not rely on any opinion, representation, advice, guidance or otherwise from Administrative Agent, the Lenders or their respective partners, managers, officers, directors, agents, representatives or affiliates in connection with eligibility matters relating to the Parent PPP Loan or other matters pertaining to the Coronavirus Aid, Relief, and Economic Security Act, as amended.

(b) This Agreement shall be binding upon and inure to the benefit of the parties to the Loan Agreement and their respective successors and assigns.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by the other party thereto either in the form of an executed original or an executed original sent by facsimile or electronic transmission to be followed promptly by mailing of a hard copy original, and that receipt by Administrative Agent of an electronically or telecopier facsimile document purportedly bearing the signature of Borrowers and shall bind Borrowers with the same force and effect as the delivery of a hard copy original.

(d) This Agreement contains the entire and exclusive agreement of the parties to the Loan Agreement with reference to the matters discussed herein. This Agreement supersedes all prior drafts and communications with respect hereto. This Agreement may not be amended except in accordance with the provisions of the Loan Agreement.

(e) Article X of the Existing Loan Agreement (except Section 10.14 thereof) is incorporated herein by this reference and made applicable as if set forth herein in full, mutatis mutandis.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

BORROWERS:

DANIMER SCIENTIFIC HOLDINGS, LLC		MEREDIAN, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

MEREDIAN BIOPLASTICS, INC.		DANIMER SCIENTIFIC, L.L.C.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

DANIMER BIOPLASTICS, INC.		DANIMER SCIENTIFIC KENTUCKY, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	CFO	Title:	CFO

GUARANTOR:

Acknowledged and Agreed to, including, without

limitation, the provisions of Sections 7, 8 and 9 herein:

MEREDIAN HOLDINGS GROUP, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	CFO

Administrative Agent:

WHITE OAK GLOBAL ADVISORS, LLC,
a Delaware limited liability company

By:	/s/ David Hackett
Name:	David Hackett
Title:	Head of Underwriting

Lenders:

White Oak Global Advisors, LLC,
a Delaware limited liability company, as
investment manager for the Lender identified on Schedule 2.01 to Loan Agreement as BESPOKE

By:	/s/ David Hackett
Name:	David Hackett
Title:	Head of Underwriting

White Oak Global Advisors, LLC,
a Delaware limited liability company, as
investment manager for the Lender identified on Schedule 2.01 to Loan Agreement as BRPD2

By:	/s/ David Hackett
Name:	David Hackett
Title:	Head of Underwriting

EXHIBIT B-1

[FORM OF] PPP LOAN EXPENSE CERTIFICATE

The undersigned hereby certifies to Administrative Agent, as of the date hereof, on behalf of Loan Parties as an officer of Company and not in his or her individual capacity, that:  (a) s/he holds the office of _____________________of Company and is a Responsible Officer of Administrative Loan Party; (b) as a Responsible Officer of Administrative Loan Party, s/he is authorized to execute and deliver this PPP Loan Expense Certificate to Administrative Agent on behalf of Loan Parties; (c) as of [____ __, 20__], the outstanding principal balance of the Intercompany Forgivable PPP Loan is $______________ and (d) set forth below is a report as of the end of the seven day period ending [____ __, 20__] reflecting the amount and type of expense from the proceeds of the PPP Loan for such period and on a cumulative basis from the date the proceeds of the PPP Loan were first received by the Borrowers:

Use of Proceeds	During the seven day period ending [____ __, 20__]	On a cumulative basis	Percentage of Cumulative Total
1. Payroll costs of Parent	$_________________	$_________________	___	%
2. Payroll costs of Borrowers	$_________________	$_________________	___	%
3. Mortgage interest payments of Parent	$_________________	$_________________	___	%
4. Mortgage interest payments of Parent	$_________________	$_________________	___	%
5. Rent of Parent	$_________________	$_________________	___	%
6. Rent of Borrowers
7. Utilities of Parent	$_________________	$_________________	___	%
8. Utilities of Borrower
9. Other	$_________________	$_________________	___	%
TOTAL	$_________________	$_________________	___	%